As filed with the Securities and Exchange Commission on August 19, 2003

Registration No. 333-106491

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Pre-effective Amendment No. 1

to

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AVISTA CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	4931	91-0462470
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue

Spokane, Washington 99202

(509) 489-0500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

DAVID J. MEYER Senior Vice President and General Counsel Avista Corporation 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	J. ANTHONY TERRELL Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

(Name and address, including zip code, and telephone number, including area code, of agents for service)

It is respectfully requested that the Commission send

copies of all notices, orders and communications to:

John E. Baumgardner, Jr.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Approximate date of commencement of proposed sale to the public:    From time to time as determined by market conditions and other factors, after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED AUGUST 19, 2003

PROSPECTUS

$150,000,000

AVISTA CORPORATION

Debt Securities

Avista Corporation may offer from time to time up to $150,000,000 in principal amount of its secured and unsecured debt securities, in one or more series, at prices and on terms to be determined at the time of sale.

One or more supplements to this prospectus will indicate the terms of each series of debt securities, and each tranche within a series including, where applicable, the

•	series designation,
•	principal amount,
•	stated maturity date,
•	interest rate and interest payment dates,
•	initial public offering price, and
•	provisions for redemption, if any.

Avista Corporation may sell the debt securities to or through underwriters, dealers or agents or directly to one or more purchasers. The applicable prospectus supplement will describe each offering of the debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is    , 2003

This prospectus incorporates by reference important business and financial information about Avista Corp. that is not included in or delivered with this prospectus. See “Where You Can Find More Information”. You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

Avista Corporation

Post Office Box 3727

Spokane, Washington 99220

Attention: Treasurer

Telephone: (509) 489-0500

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2	DESCRIPTION OF THE NOTES	16
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS	3	WHERE YOU CAN FIND MORE INFORMATION	26
AVISTA CORPORATION	5	PLAN OF DISTRIBUTION	26
USE OF PROCEEDS	6	LEGAL MATTERS	27
DESCRIPTION OF THE BONDS	6	EXPERTS	27

We have not authorized anyone to give you any information other than this prospectus and the usual supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date mentioned on the cover page of those documents. We are not offering to sell the Debt Securities (defined below) and we are not soliciting offers to buy the Debt Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Avista Corporation filed with the Securities and Exchange Commission, (the “SEC”), using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities, including the plan of distribution. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information”. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

References in the prospectus to the term “we”, “us” or “Avista Corp.” or other similar terms mean Avista Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

We may use this prospectus to offer from time to time:

•	Secured bonds issued under a Mortgage and Deed of Trust, dated as of June 1, 1939 (the “Original Mortgage”) between Avista Corp. and Citibank, N.A., as trustee (the “Mortgage Trustee”); the Original Mortgage, as amended and supplemented from time to time, being hereinafter called the “Mortgage”. The secured bonds offered by this prospectus are hereinafter referred to as “Bonds”.

•	Unsecured notes, debentures or other debt securities issued under an Indenture, dated as of April 1, 1998 (the “Original Indenture”) between Avista Corp. and JPMorgan Chase Bank, as trustee (the “Indenture Trustee”); the Original Indenture, as amended and supplemented from time to time, being hereinafter called the “Indenture”. The unsecured notes, debentures and other debt securities offered by this prospectus are hereinafter referred to as “Notes” and, together with the Bonds, are hereinafter referred to as “Debt Securities”.

For more detailed information about the Debt Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See “Where You Can Find More Information”.

See page 3 for “SAFE HARBOR FOR FORWARD LOOKING STATEMENTS”, which sets forth a warning regarding forward-looking information contained or incorporated by reference in this prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

We are including the following cautionary statements in this prospectus to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Avista Corp. Forward-looking statements include statements concerning plans, objectives, goals, strategies, projections of future events or performance, and underlying assumptions (many of which are based, in turn, upon further assumptions) and are all statements which are not statements of historical fact. Forward-looking statements include statements that are identified by the use of the words such as, but not limited to, “will”, “anticipates”, “seeks to”, “estimates”, “expects”, “intends”, “plans”, “predicts”, and similar expressions. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of Avista Corp., are also expressly qualified by these cautionary statements.

Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Most of these uncertainties are beyond our control. Such risks and uncertainties include, among others:

•	Changes in the utility regulatory environment in the individual states in which we operate and the United States in general. This can impact allowed rates of return, financings, or industry and rate structures;

•	The impact of regulatory and legislative decisions, including Federal Energy Regulatory Commission (“FERC”) price controls, and including possible retroactive price caps and resulting refunds;

•	The impact from the potential formation of a regional transmission organization and/or an independent transmission company;

•	The impact from the implementation of the FERC’s proposed wholesale power market rules;

•	Volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy;

•	Wholesale and retail competition (including, but not limited to, electric retail wheeling and transmission costs);

•	Future streamflow conditions that affect the availability of hydroelectric resources;

•	Outages at any Avista Corp. owned generating facilities;

•	Unanticipated delays or changes in construction costs with respect to present or prospective generating facilities;

•	Changes in weather conditions that can affect customer demand, result in natural disasters and/or customer outages;

•	Changes in industrial, commercial and residential growth and demographic patterns in our service territory;

•	The loss of significant customers and/or suppliers;

•	Failure to deliver on the part of any parties from which we purchase and/or sell capacity or energy;

•	Changes in the creditworthiness of customers and energy trading counterparties;

•	Our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rate fluctuations and other capital market conditions;

•	Changes in future economic conditions in our service territory and the United States in general, including inflation or deflation and monetary policy;

•	The potential for future terrorist attacks, particularly with respect to utility plant assets;

•	Changes in tax rates and/or policies;

•	Changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs;

•	The outcome of legal and regulatory proceedings concerning Avista Corp. or affecting directly or indirectly its operations;

•	Employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives;

•	Changes in actuarial assumptions and the return on assets with respect to our pension plan, which can impact future funding obligations, costs and pension plan liabilities;

•	Increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide post-retirement health care benefits; and

•	Increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation management’s examination of historical operating trends, data contained in our records and other data available from third parties. However, there can be no assurance that our expectations, beliefs, or projections will be achieved or accomplished. Furthermore, any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on Avista Corp.’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

AVISTA CORPORATION

General

Avista Corp., which was incorporated in the State of Washington in 1889, is an energy company engaged in the generation, transmission and distribution of energy as well as other energy-related businesses. Our corporate headquarters are in Spokane, Washington, which serves as the Inland Northwest center for manufacturing, transportation, health care, education, communication, agricultural, financial and service businesses.

Our operations are organized into four lines of business:

•	Avista Utilities;

•	Energy Marketing and Resource Management;

•	Avista Advantage, Inc. (“Avista Advantage”); and

•	Other.

Avista Utilities, which is an operating division of Avista Corp. and not a separate entity, generates, transmits and distributes electricity and distributes natural gas to customers in four western states and is subject to state and federal price regulation. Avista Capital, our wholly-owned subsidiary, owns all of the subsidiary companies engaged in the other non-utility lines of business.

Avista Utilities

Avista Utilities generates, transmits and distributes electricity and distributes natural gas. Our retail electric and natural gas customers include residential, commercial and industrial classifications. Avista Utilities also engages in wholesale purchases and sales of electric capacity and energy as part of its resource management and load-serving obligations.

Avista Utilities currently provides electricity and natural gas distribution and transmission services in a 26,000 square mile area in eastern Washington and northern Idaho with a population of approximately 813,000. It also provides natural gas distribution service in northeast and southwest Oregon and the South Lake Tahoe region of California, over a combined area of 4,000 square miles having a population of approximately 611,000 as of December 31, 2002. At the end of 2002, Avista Utilities supplied retail electric service to approximately 320,000 customers in eastern Washington and northern Idaho, and retail natural gas service to approximately 290,000 customers in parts of Washington, Idaho, Oregon and California.

In addition to providing electric transmission and distribution services, Avista Utilities generates electricity for sales to retail customers. Avista Utilities owns and operates eight hydroelectric projects, a wood-waste fueled generating station, a two-unit natural gas-fired combustion turbine (“CT”) generating facility and two small generating facilities. It also owns a 15% share in a two-unit coal-fired generating facility and leases and operates a two-unit natural gas-fired CT generating facility. In July 2003, the natural gas-fired Coyote Springs 2 Generation Project (“Coyote Springs 2”) was placed into operation. Avista Utilities has a 50% ownership interest (totaling approximately 140 megawatts) in Coyote Springs 2. Including its ownership interest in Coyote Springs 2, Avista Utilities has generating facilities having a total net capability of approximately 1,651 megawatts (MW), of which approximately 58% is hydroelectric and 42% is thermal. In addition to company owned resources, Avista Utilities has a number of long-term power purchase and exchange contracts that increase its available resources.

Energy Marketing and Resource Management

The Energy Marketing and Resource Management line of business includes Avista Energy, Inc. (“Avista Energy”) and Avista Power, LLC (“Avista Power”) both wholly-owned subsidiaries of Avista Capital.

Avista Energy is an electricity and natural gas marketing and resource management business operating primarily within the Western Electricity Coordinating Council geographic area, which is comprised of eleven western states as well as the provinces of British Columbia and Alberta, Canada. Avista Energy’s customers include commercial and industrial end-users, electric utilities, natural gas distribution companies and other trading companies.

Avista Power was formed to develop and own generation assets. Avista Power continues to manage the generation assets it currently owns.

Avista Advantage

Avista Advantage is a provider of internet-based facility intelligence, cost management, billing and information services to multi-site retail customers throughout North America. Its primary product lines include consolidated billing, resource accounting, energy analysis and load profiling services.

Other

The Other line of business includes several subsidiaries, including Avista Ventures, Inc., Pentzer Corporation, Avista Development, Avista Services and the operations of Avista Capital that are not included through its subsidiaries. The Company continues to limit its future investment in this line of business.

Discontinued Operations

In July 2003, we announced an investment by a group of private equity investors in a new entity, AVLB, Inc., which acquired assets previously held by our fuel cell manufacturing and development subsidiary, Avista Laboratories, Inc. The investors have raised an initial $7.5 million in funding, which includes a commitment by us to provide funding of up to $1.5 million under certain conditions. We have a 19.9% ownership interest in AVLB, Inc.

Avista Communications, Inc., formerly part of the Information and Technology line of business with Avista Advantage and Avista Laboratories, Inc., provided various telecommunications services to several communities in the western United States. In September 2001, Avista Corp. decided to dispose of substantially all of the assets of Avista Communications, Inc., and the divestiture of operating assets was completed by the end of 2002.

USE OF PROCEEDS

Avista Corp. intends to use the net proceeds from the issuance and sale of the Debt Securities offered by this prospectus for any or all of the following purposes: (a) to refinance maturing long-term debt, (b) to continue to fund retirements (through redemption, purchase or acquisition) of longer-term debt and (c) to accomplish other general corporate purposes permitted by law.

DESCRIPTION OF THE BONDS

        Avista Corp. may issue the Bonds in one or more series or tranches within a series. The terms of the Bonds will include those stated in the Mortgage and those made part of the Mortgage by the Trust Indenture Act. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Mortgage and the Trust Indenture Act. The Bonds, together with all other debt securities outstanding under the Mortgage, are hereinafter called, collectively, the “Mortgage Securities”. Avista Corp. has filed the Mortgage, as well as a form of supplemental indenture to the Mortgage to establish a series of Bonds, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Mortgage. Wherever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. Sections 125 through 150 of the Mortgage appear in the first supplemental mortgage.

References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Mortgage.

The registered holder of a Bond will be treated as the owner of it for all purposes. Only registered holders will have rights under the Mortgage.

The applicable prospectus supplements will describe the following terms of the Bonds of each series:

•	the title of the Bonds;

•	any limit upon the aggregate principal amount of the Bonds;

•	the date or dates on which the principal of the Bonds is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•	(a) the rate or rates at which the Bonds will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista Corp. to defer or extend an interest payment date, (e) the regular record date for any interest payable on any interest payment date and (f) the person or persons to whom the interest on the Bonds will be payable on any interest payment date, if other than the person or persons in whose names the Bonds are registered at the close of business on the regular record date for such interest;

•	any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds may be redeemed, in whole or in part, at the option of Avista Corp.;

•	(a) the obligation or obligations, if any, of Avista Corp. to redeem or purchase any of the Bonds pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Bonds will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•	the terms, if any, upon which the Bonds may be converted into other securities of Avista Corp.;

•	the denominations in which any of the Bonds will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	if the Bonds are to be issued in global form, the identity of the depositary; and

•	any other terms of the Bonds.

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, Avista Corp. will pay interest, if any, on each Bond on each interest payment date to the person in whose name such Bond is registered (for purposes of this section of the prospectus, the registered holder of any Mortgage Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista Corp. will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid.

Unless otherwise specified in the applicable prospectus supplement, Avista Corp. will pay the principal of and premium, if any, and interest, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of Citibank, N.A. in New York, New York, as paying agent for Avista Corp. Avista Corp. may change the place of payment of the Bonds, may appoint one or more additional paying agents (including Avista Corp.) and may remove any paying agent, all at its discretion.

Registration and Transfer

The transfer of Bonds may be registered, and Bonds may be exchanged for other Bonds, upon surrender thereof at the principal office of Citibank N.A. which has been designated by Avista Corp. as its office or agency for such purposes. Avista Corp. may change such office or agency, and may designate an additional office or agency, in its discretion. No service charge will be made for any registration of transfer or exchange of Bonds, but Avista Corp. may require payment of a sum sufficient to cover any tax or other governmental charge incident thereto. Avista Corp. will not be required to make any transfer or exchange of any Bonds for a period of 10 days next preceding any selection of Bonds for redemption, nor will it be required to make transfers or exchanges of any Bonds which have been selected for redemption in whole or in part or as to which Avista Corp. shall have received a notice for the redemption thereof in whole or in part at the option of the owner.

Redemption

The applicable prospectus supplement will indicate the extent, if any, to which the Bonds will be subject to (a) general redemption at the option of Avista Corp. or (b) special redemption by the application (either at the option of Avista Corp. or pursuant to the requirements of the Mortgage) of (x) cash deposited with the Mortgage Trustee as described under “Special Provisions for Retirement of Bonds” below or (y) cash deposited with the Mortgage Trustee in connection with the release of property from the lien of the Mortgage.

Notice of redemption will be given by mail not less than 30 days prior to the date fixed for redemption. (Mortgage, Sec. 52)

If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the Mortgage Trustee by lot, according to such method as it shall deem proper in its discretion. (Mortgage, Sec. 52)

Any notice of redemption at the option of Avista Corp. may state that such redemption will be conditional upon receipt by the Mortgage Trustee, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Bonds and that if such money has not been so received, such notice will be of no force or effect and Avista Corp. will not be required to redeem such Bonds. (Mortgage, Sec. 52)

Issuance of Additional Mortgage Securities

In addition to the Bonds, other debt securities may be issued under the Mortgage. The present principal amount of debt securities which may be outstanding under the Mortgage is $10,000,000,000. However, Avista Corp. has reserved the right to amend the Mortgage (without any consent of or other action of Holders of any bonds now or hereafter outstanding) to remove this limitation.

Mortgage Securities of any series may be issued from time to time on the basis of:

•	70% of cost or fair value to Avista Corp. (whichever is less) of property additions which have not previously been made the basis of any application under the Mortgage and therefore do not constitute funded property after adjustments to offset property retirements;

•	an equal principal amount of Mortgage Securities which have been or are to be paid, redeemed or otherwise retired and have not previously been made the basis of any application under the Mortgage; or

•	deposit of cash.

Property additions generally include electric, natural gas, steam or water property acquired after May 31, 1939, but may not include property used principally for the production or gathering of natural gas. Any such property additions may be used if their ownership and operation is within the corporate purposes of Avista Corp. regardless of whether or not Avista Corp. has all the necessary permission it may need at any time from governmental authorities to operate such property additions.

The Mortgage provides that no reduction in the book value of the property recorded in the plant account of Avista Corp. shall constitute a property retirement, otherwise than in connection with physical retirements of property abandoned, destroyed or disposed of, and otherwise than in connection with the removal of such property in its entirety from the plant account.

The Holders of the Bonds will be deemed to have consented to an amendment to the provision of the mortgage which requires that Avista Corp. deliver an opinion of counsel as to the status of the lien of the Mortgage on property additions being certified to the Mortgage Trustee. The amendment would permit us to deliver to the Mortgage Trustee, in lieu of such opinion, title insurance with respect to such property additions in an amount not less than 35% of the cost or fair value to Avista Corp. (whichever is less) of such property additions. Such amendment could not be made without the requisite consent of the Holders of outstanding bonds as described under “—Modification”.

No Mortgage Securities may be issued on the basis of property additions subject to prior liens, unless the prior lien bonds secured thereby have been qualified by being deducted from the Mortgage Securities otherwise issuable and do not exceed 70% of such property additions, and unless the Mortgage Securities then to be outstanding which have been issued against property subject to continuing prior liens and certain other items would not exceed 15% of the Mortgage Securities outstanding.

The amount of prior liens on mortgaged property acquired after the date of delivery of the Mortgage may be increased subsequent to the acquisition of such property provided that, if any property subject to such prior lien shall have been made the basis of any application under the Mortgage, all the additional obligation are deposited with the Mortgage Trustee or other holder of a prior lien.

(Mortgage, Secs. 4 through 8, 20 through 30 and 46; First Supplemental, Sec. 2; Eleventh Supplemental, Sec. 5; Twelfth Supplemental, Sec. 1; Fourteenth Supplemental, Sec. 4; Seventeenth Supplemental, Sec. 3; Eighteenth Supplemental, Secs. 1, 2 and 6; Twenty-sixth Supplemental, Sec. 2; Twenty-ninth Supplemental, Art. II)

Net Earnings Test

In general, Avista Corp. may not issue Mortgage Securities on the basis of property additions or cash unless net earnings for 12 consecutive months out of the preceding 18 calendar months (before income taxes, depreciation and amortization of property, property losses and interest on any indebtedness and amortization of debt discount and expense) are at least twice the annual interest requirements on all Mortgage Securities at the time outstanding, including the additional issue, and on all indebtedness of prior rank.

Avista Corp. is not required to satisfy the net earnings requirement prior to the issuance of Mortgage Securities on the basis of retired securities unless

•	the annual requirements of the retired Mortgage Securities on the basis of which the Bonds are to be issued have been excluded from a net earnings certificate delivered to the Mortgage Trustee since the retirement of such Mortgage Securities or

•	the retired Mortgage Securities on the basis of which the Bonds are to be issued mature by their terms at a date more than two years after the date for authentication and delivery of such Mortgage Securities and the Bonds bear interest at a higher rate than such retired Mortgage Securities.

In general, the Mortgage permits the inclusion of the following items in net earnings:

•	revenues collected or accrued subject to possible refund;

•	any portion of the allowance for funds used during construction; and

•	any portion of the allowance for funds used to conserve energy (or any analogous amount), which is not included in “other income” (or any analogous item) in Avista Corp.’s books of account.

The Mortgage also provides that, in calculating net earnings, no deduction from revenues or other income shall be made for

•	expenses or provisions for any non-recurring charge to income of whatever kind or nature (including without limitation the recognition of expense due to the non-recoverability of investment); or

•	provisions for any refund of revenues previously collected or accrued subject to possible refund.

In general, the interest rate requirement with respect to variable interest rate indebtedness, if any, is determined by reference to the rate or rates to be in effect at the time of the initial issuance. However, if any Mortgage Securities or prior ranking indebtedness bears interest at a variable rate, the annual interest requirements thereon shall be determined by reference to the rate or rates in effect on the date next preceding the date of the new issue of Mortgage Securities.

Security; Structural Subordination

The Bonds, together with all other Mortgage Securities now or hereafter issued under the Mortgage, will be secured by the Mortgage, which constitutes a first mortgage lien on Avista Corp.’s facilities for the generation, transmission and distribution of electric energy and the storage and distribution of natural gas and substantially all of Avista Corp.’s assets (except as stated below), subject to

•	leases of minor portions of Avista Corp.’s property to others for uses that do not interfere with Avista Corp.’s business;

•	leases of certain property of Avista Corp. not used in its utility business;

•	excepted encumbrances, as defined in the Mortgage; and

•	encumbrances, defects and irregularities deemed immaterial by Avista Corp. in the operation of Avista Corp.’s business.

There are excepted from the lien all cash and securities (including without limitation securities issued by Avista Corp.’s subsidiaries); merchandise, equipment, materials or supplies held for sale or consumption in Avista Corp.’s operations; receivables, contracts, leases and operating agreements; electric energy, and other material or products (including gas) generated, manufactured, produced or purchased by Avista Corp., for sale, distribution or use in the ordinary course of its business. (Mortgage, Granting Clauses)

The Mortgage contains provisions for subjecting to the lien thereof all property (other than property of the kinds excepted from such lien) acquired by Avista Corp. after the execution and delivery thereof, subject to purchase money liens and liens existing thereon at the time of acquisition and, subject to limitations in the case of consolidation, merger or sale of substantially all of Avista Corp.’s assets. (Mortgage, Granting Clauses and Art. XV)

The Mortgage provides that the lien of the Mortgage shall not automatically attach to the properties of another corporation which shall have consolidated or merged with Avista Corp. in a transaction in which Avista Corp. shall be the surviving or resulting corporation. (Mortgage, Sec. 87)

The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the Mortgage Securities, for the payment of its reasonable compensation and expenses and for indemnity. (Mortgage, Secs. 92 and 97; First Supplemental, Art. XXV)

Although its utility operations are conducted directly by Avista Corp., all of the other operations of Avista Corp. are conducted through its subsidiaries. The lien of the Mortgage does not cover the assets of the subsidiaries or the securities of the subsidiaries held by Avista Corp. Any right of Avista Corp., as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon such subsidiary’s liquidation or reorganization (and the right of the holders of the Bonds and other creditors of Avista Corp. to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista Corp. to the holders of the Bonds and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista Corp.’s direct and indirect subsidiaries.

At June 30, 2003, $558.5 million of Mortgage Securities were outstanding. This amount includes $245 million of non-transferable Mortgage Securities which were issued in May 2003 to the agent bank under Avista Corp.’s primary credit facility in order to provide the benefit of the lien of the Mortgage to secure Avista Corp.’s obligations. The indebtedness under the credit facility (including the collateral bonds) are included in Avista Corp.’s short-term debt.

Maintenance

The Mortgage provides that Avista Corp. will cause (or, with respect to property owned in common with others, make reasonable effort to cause) the mortgaged property to be maintained and kept in good repair, working order and condition, and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals and replacements of the mortgaged property as, in Avista Corp.’s sole judgment, may be necessary to operate the mortgaged property in accordance with common industry practice. Avista Corp. may discontinue, or cause or consent to the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the sole judgment of Avista Corp., desirable in the conduct of its business. (Mortgage, Sec. 38)

Special Provisions for Retirement of Bonds

If, during any 12-month period, any of the mortgaged property is taken by eminent domain and/or sold to any governmental, authority and/or sold pursuant to an order of a governmental authority, with the result that Avista Corp. receives $15,000,000 or more in cash or in principal amount of purchase money obligations, Avista Corp. is required to apply such cash and the proceeds of such obligations (subject to certain conditions and deductions, and to the extent not otherwise applied) to the redemption of Mortgage Securities which are, by their, terms, redeemable before maturity by the application of such cash and proceeds. (Mortgage, Sec. 64; Tenth Supplemental, Sec. 4)

Release and Substitution of Property

Unless Avista Corp. is in default in the payment of the interest on any Mortgage Securities then outstanding under the Mortgage, or a Completed Default shall have occurred and is continuing, Avista Corp. may obtain the release from the lien of the Mortgage of any mortgaged property upon the deposit of cash equal to the amount, if any, that the fair value of the property to be released exceeds the aggregate of:

(1)	the principal amount of any obligations secured by purchase money mortgage upon the property released and delivered to the Mortgage Trustee;

(2)	the cost or fair value (whichever is less) of property additions which do not constitute funded property, after certain deductions and additions;

(3)	an amount equal to 10/7ths of the principal amount of Mortgage Securities that Avista Corp. would be entitled to issue on the basis of retired securities (with such entitlement being waived by operation of such release); and

(4)	the principal amount of obligations secured by purchase money mortgage upon the property released, and/or an amount in cash delivered to the Mortgage Trustee or other holder of a lien prior to the lien of the Mortgage.

The use of obligations secured by purchase money mortgage as a credit in connection with the release of property, as described in clauses (1) and (4) above, is subject to the following limitations:

(1)	the aggregate credit which may be used as described in clauses (1) and (4) above in respect of any property being released may not exceed 70% of the fair value of such property; and

(2)	the aggregate principal amount of such obligations described in (1) and (4) above and all other obligations secured by purchase money mortgage delivered to the Mortgage Trustee pursuant to said clauses (1) and (4) and then held as part of the mortgaged property by the Mortgage Trustee or the trustee or other holder of a prior lien shall not exceed 40% of the aggregate principal amount of outstanding Mortgage Securities.

To the extent that property so released does not constitute funded property, the property additions used to effect the release will not, in certain cases, be deemed to constitute funded property, and the waiver of the right to issue Mortgage Securities to effect the release will, in certain cases, cease to be effective as such a waiver, all upon the satisfaction of certain conditions specified in the Mortgage. The Mortgage contains similar provisions as to cash proceeds of such property. The Mortgage also contains special provisions with respect to prior lien bonds pledged, and disposition of moneys received on pledged bonds secured by prior lien. (Mortgage, Secs. 5; 31, 32, 46 through 50, 59, 60, 61, 118 and 134)

Modification

Modifications Without Consent

Avista Corp. and the Mortgage Trustee may enter into one or more supplemental indentures without the consent of any Holders for any of the following purposes:

•	to evidence the succession of a successor trustee;

•	to add additional covenants of Avista Corp. and additional defaults, which may be applicable only to the Mortgage Securities of specified series;

•	to correct the description of property subject to the lien of the Mortgage or to subject additional property to such lien;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage; provided, that no such change, elimination or addition shall adversely affect the interests of the Holders in any material respect;

•	to establish the form or terms of Mortgage Securities of any series;

•	to provide for procedures to utilize a non-certificated system of registration for all or any series of Mortgage Securities;

•	to change any place or places for payment, registration of transfer or exchange, or notices to and demands upon Avista Corp., with respect to all or any series of Mortgage Securities;

•	to increase or decrease the maximum principal amount of Mortgage Securities issuable under the Mortgage;

•	to make any other changes which do not adversely affect interests of the Holders in any material respect; or

•	to evidence any change required or permitted under the Trust Indenture Act of 1939, as amended.

(Mortgage, Sec. 120; Twenty-sixth Supplemental Indenture, Sec. 2; Twenty-ninth Supplemental Indenture, Article II)

Modification With Consent

In general, the Mortgage, the rights and obligations of Avista Corp. and the rights of the Holders may be modified with the consent of 60% in principal amount of the Mortgage Securities outstanding, and, if less than all series of Mortgage Securities are affected, the consent also of 60% in principal amount of the Mortgage Securities of each series affected. However, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification, is effective against any Holder without its consent. (Mortgage, Art. XVIII, Sec. 149; First Supplemental, Sec. 10)

Satisfaction and Discharge

Mortgage Securities will be deemed to have been paid for purposes of satisfaction of the lien of the Mortgage if there shall have been irrevocably deposited with the Mortgage Trustee for the payment or redemption of such Mortgage Securities:

•	money in an amount which will be sufficient,

•	Government Obligations, none of which shall contain provisions permitting the redemption thereof at the option of the issuer thereof, the principal of and the interest on which when due, and without regard to reinvestment thereof, will provide moneys which will be sufficient, or

•	a combination of money and Government Obligations which will be sufficient,

to pay when due the principal of, premium, if any, and interest due and to become due on all outstanding Mortgage Securities on the maturity date or redemption date of such Mortgage Securities. For this purpose, “Government Obligations” include direct obligations of the government of the United States or obligations guaranteed by the government of the United States. (Mortgage, Sec. 106)

The Mortgage Trustee may, and upon request of Avista Corp. shall, cancel and discharge the lien of the Mortgage and reconvey the Mortgaged Property to Avista Corp. whenever all indebtedness secured thereby has been paid.

The right of Avista Corp. to cause its entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

Completed Defaults

Any of the following events will constitute a “Completed Default” under the Mortgage:

•	failure to pay principal of, or premium, if any, on any Mortgage Security when due;

•	failure to pay interest on any Mortgage Security within sixty (60) days after the same becomes due;

•	failure to pay interest on, or principal of, any qualified prior lien bonds beyond any grace period specified in the prior lien securing such prior lien bond;

•	certain events relating to bankruptcy, insolvency or reorganization of Avista Corp.; and

•	failure to perform, or breach of any other covenants of Avista Corp. for a period of 90 days after notice to the Company from the Mortgage Trustee.

The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Mortgage Securities) if it determines that it is in the interest of the Holders. (Mortgage, Secs. 44, 65 and 135)

Remedies

Acceleration of Maturity

If a Completed Default occurs and is continuing, the Mortgage Trustee may, and upon written request of the Holders of a majority in principal amount of Mortgage Securities then outstanding shall, declare the principal of, and accrued interest on, all outstanding Mortgage Securities immediately due and payable; provided however, that the Holders of a majority in principal amount of outstanding Mortgage Securities may annul such declaration if before any sale of the mortgaged property:

•	all agreements with respect to which default shall have been made shall be fully performed or otherwise cured; and

•	all overdue interest and all reasonable expenses of the Mortgage Trustee, its agents and attorneys shall have been paid by Avista Corp., except for the principal of any Mortgage Securities that would not have been due except for such acceleration.

(Mortgage, Sec. 65)

Possession of Mortgaged Property

Under certain circumstances and to the extent permitted by law, if a Completed Default occurs and is continuing, the Mortgage Trustee has the power to take possession of, and to hold, operate and manage, the mortgaged property, or with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the Mortgage Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Securities, if not previously due, will become immediately due. (Mortgage, Secs. 66, 67 and 71)

Right to Direct Proceedings

If a Completed Default occurs and is continuing, the Holders of a majority in principal amount of the Mortgage Securities then outstanding will have the right to direct the time, method and place of conducting any proceedings to be taken for any sale of the mortgaged property, the foreclosure of the Mortgage, or for the appointment of a receiver or any other proceeding under the Mortgage, provided that such direction does not conflict with any rule of law or with the Mortgage. (Mortgage, Sec. 69)

No Impairment of Right to Receive Payment

Notwithstanding any other provision of the Mortgage, the right of any Holder to receive payment of the principal of and interest on such bond, or to institute suit for the enforcement of any such payment, shall not be impaired or affected without the consent of such Holder. (Mortgage, Sec. 148)

Notice of Default

No Holder may enforce the lien of the Mortgage unless such Holder shall have given the Mortgage Trustee written notice of a Completed Default and unless the Holders of 25% in principal amount of the Mortgage Securities have requested the Mortgage Trustee in writing to act and have offered the Mortgage Trustee adequate security and indemnity and a reasonable opportunity to act. (Mortgage, Sec. 79)

Remedies Limited by State Law

The laws of the various states in which the property subject to the lien of the Mortgage is located may limit or deny the ability of the Mortgage Trustee and/or the Holders to enforce certain rights and remedies provided in the Mortgage in accordance with their terms.

Concerning the Mortgage Trustee

The Mortgage Trustee has, and is subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939, as amended. Subject to such provisions, the Mortgage Trustee is not under any obligation to take any action in respect of any default or otherwise, or toward the execution or enforcement of any of the trusts created by the Mortgage, or to institute, appear in or defend any suit or other proceeding in connection therewith, unless requested in writing so to do by the Holders of a majority in principal amount of the bonds then outstanding. Anything in the Mortgage to the contrary notwithstanding, the Mortgage Trustee is under no obligation or duty to perform any act thereunder (other than the delivery of notices) or to institute or defend any suit in respect hereof, unless properly indemnified to its satisfaction. (Mortgage, Sec. 92)

The Mortgage Trustee may at any time resign and be discharged of the trusts created by the Mortgage by giving written notice to Avista Corp. and thereafter publishing notice thereof, specifying a date when such resignation shall take effect, as provided in the Mortgage, and such resignation shall take effect upon the day specified in such notice unless a successor trustee shall have previously been appointed by the Holders or Avista Corp. and in such event such resignation shall take effect immediately upon the appointment of such successor trustee. The Mortgage Trustee may be removed at any time by the Holders of a majority in principal amount of the bonds then outstanding. (Mortgage, Secs. 100 and 101)

If Avista Corp. appoints a successor trustee and such successor trustee has accepted the appointment, the Mortgage Trustee will be deemed to have resigned as of the date of such successor trustee’s acceptance. (Mortgage, Sec. 102)

Evidence of Compliance with Mortgage Provisions

Compliance with provisions of the Mortgage is evidenced by written statements of Avista Corp.’s officers or persons selected or paid by Avista Corp. In certain matters, statements must be made by an independent accountant or engineer. Various certificates and other papers are required to be filed annually and upon the happening of certain events, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of Completed Defaults.

DESCRIPTION OF THE NOTES

Avista Corp. may issue the Notes in one or more series, or in one or more tranches within a series, under the Indenture. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. The Notes, together with all other debt securities outstanding under the Indenture, are hereinafter called, collectively, the “Indenture Securities”. Avista Corp. has filed the Indenture, as well as a form of officer’s certificate to establish a series of Notes, as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings set forth in the Indenture. Wherever particular provisions of the Indenture or terms defined in the Indenture are referred to, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. References to article and section numbers, unless otherwise indicated, are references to article and section numbers of the Indenture.

The applicable prospectus supplement or prospectus supplements will describe the following terms of the Notes of each series or tranche:

•	the title of the Notes;

•	any limit upon the aggregate principal amount of the Notes;

•	the date or dates on which the principal of the Notes is payable or the method of determination thereof and the right, if any, to extend such date or dates;

•	(a) the rate or rates at which the Notes will bear interest, if any, or the method by which such rate or rates, if any, will be determined, (b) the date or dates from which any such interest will accrue, (c) the interest payment dates on which any such interest will be payable, (d) the right, if any, of Avista Corp. to defer or extend an interest payment date, (e) the regular record date for any interest payable on any interest payment date and (f) the person or persons to whom interest on the Notes will be payable on any interest payment date, if other than the person or persons in whose names the Notes are registered at the close of business on the regular record date for such interest;

•	any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes may be redeemed, in whole or in part, at the option of Avista Corp.;

•	(a) the obligation or obligations, if any, of Avista Corp. to redeem or purchase any of the Notes pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder, (b) the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and (c) applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder;

•	the denominations in which any of the Notes will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	if the Notes are to be issued in global form, the identity of the depositary;

•	the terms, if any, upon which the Notes may be converted into other securities of Avista Corp.; and

•	any other terms of the Notes.

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, Avista Corp. will pay interest, if any, on each Note on each interest payment date to the person in whose name such Note is registered (for the purposes of this section of the prospectus, the registered holder of any Indenture Security is herein referred to as a “Holder”) as of the close of business on the regular record date relating to such interest payment date; provided, however, that Avista Corp. will pay interest at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the Holder of such Note as of the close of business on a date selected by the Indenture Trustee which is not more than 30 days and not less than 10 days before the date proposed by Avista Corp. for payment of such defaulted interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Note may be listed, if the Indenture Trustee deems such manner of payment practicable. (Indenture, Sec. 307)

Unless otherwise specified in the applicable prospectus supplement, Avista Corp. will pay the principal of and premium, if any, and interest, if any, on the Notes at Maturity upon presentation of the Notes at the corporate trust office of JPMorgan Chase Bank in New York, New York, as paying agent for Avista Corp. Avista Corp. may change the place of payment of the Notes, may appoint one or more additional paying agents (including Avista Corp.) and may remove any paying agent, all at its discretion. (Indenture, Sec. 502)

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, Holders may register the transfer of Notes, and may exchange Notes for other Notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of JPMorgan Chase Bank in New York, New York, as security registrar for the Notes. Avista Corp. may change the place for registration of transfer and exchange of the Notes, may appoint one or more additional security registrars (including Avista Corp.) and may remove any security registrar, all at its discretion. (Indenture, Sec. 502)

Except as otherwise provided in the applicable prospectus supplement, no service charge will be made for any transfer or exchange of the Notes, but Avista Corp. may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. Avista Corp. will not be required to execute or to provide for the registration of transfer or the exchange of (a) any Note during a period of 15 days before giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (Indenture, Sec. 305)

Redemption

The applicable prospectus supplement will set forth any terms for the optional or mandatory redemption of Notes. Except as otherwise provided in the applicable prospectus supplement with respect to Notes redeemable at the option of the Holder, Notes will be redeemable by Avista Corp. only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption. If less than all the Notes of a series, or any tranche thereof, are to be redeemed by Avista Corp., the particular Notes to be redeemed will be selected by such method as shall be provided for such series or tranche, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Indenture, Secs. 403 and 404)

Any notice of redemption at the option of Avista Corp. may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and Avista Corp. will not be required to redeem such Notes. (Indenture, Sec. 404)

Unsecured Obligations; Structural Subordination

The Indenture is not a mortgage or other lien on assets of the Company or its subsidiaries. In addition to the Notes, other debt securities may be issued under the Indenture, without any limit on the aggregate principal amount. Each series of Indenture Securities will be unsecured and will rank pari passu with all other series of Indenture Securities, except as otherwise provided in the Indenture, and with all other unsecured and unsubordinated indebtedness of Avista Corp. Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the incurrence or issuance by Avista Corp. of other secured or unsecured debt, whether under the Indenture, under any other indenture that Avista Corp. may enter into in the future or otherwise.

Although its utility operations are conducted directly by Avista Corp., all of the other operations of Avista Corp. are conducted through its subsidiaries. Any right of Avista Corp., as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon the subsidiary’s liquidation or reorganization (and the right of the Holders and other creditors of Avista Corp. to participate in those assets) is junior to the claims against such assets of that subsidiary’s creditors. As a result, the obligations of Avista Corp. to the Holders and other creditors are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Avista Corp.’s direct and indirect subsidiaries.

Satisfaction And Discharge

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at Avista Corp.’s election, the entire indebtedness of Avista Corp. in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited in trust with the Indenture Trustee or any paying agent (other than Avista Corp.):

(a)	money in an amount which will be sufficient, or

(b)	in the case of a deposit made before the maturity of such Indenture Securities, Eligible Obligations, which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee or such Paying Agent, will be sufficient, or

(c)	a combination of (a) and (b) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and such other obligations or instruments as shall be specified in an accompanying prospectus supplement. (Indenture, Sec. 601)

The right of Avista Corp. to cause its entire indebtedness in respect of the Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and Avista Corp. has paid or caused to be paid all other sums payable by Avista Corp. under the Indenture. (Indenture, Sec. 602)

Events of Default

Any one or more of the following events with respect to a series of Indenture Securities that has occurred and is continuing will constitute an “Event of Default” with respect to such series of Indenture Securities:

•	failure to pay interest on any Indenture Security of such series within 60 days after the same becomes due and payable; provided, however, that no such failure shall constitute an Event of Default if Avista Corp. has made a valid extension of the interest payment period with respect to the Indenture Securities of such series if so provided with respect to such series;

•	failure to pay the principal of or premium, if any, on any Indenture Security of such series within 3 business days after its Maturity; provided, however, that no such failure will constitute an Event of Default if Avista Corp. has made a valid extension of the Maturity of the Indenture Securities of such series, if so provided with respect to such series;

•	failure to perform, or breach of, any covenant or warranty of Avista Corp. contained in the Indenture for 90 days after written notice to Avista Corp. from the Indenture Trustee or to Avista Corp. and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Indenture Securities of such series as provided in the Indenture unless the Indenture Trustee, or the Indenture Trustee and the Holders of a principal amount of Indenture Securities of such series not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the Indenture Trustee, or the Indenture Trustee and the Holders of such principal amount of Indenture Securities of such series, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by Avista Corp. within such period and is being diligently pursued;

•	default under any bond, debenture, note or other evidence of indebtedness of Avista Corp. for borrowed money (including Indenture Securities of other series) or under any mortgage, indenture, or other instrument to evidence any indebtedness of Avista Corp. for borrowed money, which default (1) constitutes a failure to make any payment in excess of $5,000,000 of the principal of, or interest on, such indebtedness or (2) has resulted in such indebtedness in an amount in excess of $10,000,000 becoming or being declared due and payable prior to the date it would otherwise have become due and payable, without such payment having been made, such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 90 days after written notice to Avista Corp. by the Indenture Trustee or to Avista Corp. and the Indenture Trustee by the Holders of at least 25% in principal amount of the outstanding Securities of such series as provided in the Indenture; or

•	certain events in bankruptcy, insolvency or reorganization of Avista Corp. (Indenture, Sec. 701)

Remedies

Acceleration of Maturity

If an Event of Default applicable to the Indenture Securities of any series occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of such series may declare the principal amount (or, if any of the outstanding Indenture Securities of such series are Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all of the outstanding Indenture Securities of such series to be due and payable immediately by written notice to Avista Corp. (and to the Indenture Trustee if given by the Holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of any one such series.

At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

•	Avista Corp. has paid or deposited with the Indenture Trustee a sum sufficient to pay

•	all overdue interest, if any, on all Indenture Securities of such series;

•	the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such Indenture Securities;

•	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

•	all amounts due to the Indenture Trustee under the Indenture in respect of compensation and reimbursement of expenses; and

•	all Events of Default with respect to Indenture Securities of such series, other than the non-payment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Indenture, Sec. 702)

Right to Direct Proceedings

If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee in exercising any trust or power conferred on the Indenture Trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the Indenture Trustee in personal liability in circumstances where indemnity would not, in the Indenture Trustee’s sole discretion, be adequate and (b) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction. (Indenture, Sec. 712)

Limitation on Right to Institute Proceedings

No Holder will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

•	such Holder has previously given to the Indenture Trustee written notice of a continuing Event of Default with respect to the Indenture Securities of any one or more series;

•	the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which such Event of Default has occurred, considered as one class, have made written request to the Indenture Trustee to institute proceedings in respect of such Event of Default and have offered the Indenture Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

•	for 60 days after receipt of such notice, the Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Indenture Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of Indenture Securities then outstanding.

Furthermore, no Holder of any series of Indenture Securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders of such series. (Indenture, Sec. 707)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each Holder will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Indenture Security when due and to institute suit for the enforcement of any such payment. Such rights may not be impaired or affected without the consent of such Holder. (Indenture, Sec. 708)

Notice of Default

The Indenture Trustee is required to give the Holders notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in the third bulleted paragraph under “- Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders. (Indenture, Sec. 802)

Consolidation, Merger, Sale of Assets and Other Transactions

Avista Corp. may not consolidate with or merge into any other Person, or convey or otherwise transfer, or lease, all of its properties, as or substantially as an entirety, to any Person, unless:

•	the Person formed by such consolidation or into which Avista Corp. is merged or the Person which acquires by conveyance or other transfer, or which leases (for a term extending beyond the last Stated Maturity of the Indenture Securities then outstanding), all of the properties of Avista Corp., as or substantially as an entirety, shall be a Person organized and existing under the laws of the United States, any State or Territory thereof or the District of Columbia or under the laws of Canada or any Province thereof; and

•	such Person shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista Corp.

In the case of the conveyance or other transfer of all of the properties of Avista Corp., as or substantially as an entirety, to any person as contemplated above, Avista Corp. would be released and discharged from all obligations under the Indenture and on all Indenture Securities then outstanding unless Avista Corp. elects to waive such release and discharge. Upon any such consolidation or merger or any such conveyance or other transfer of properties of Avista Corp., the successor, transferee or lessee would succeed to, and be substituted for, and would be entitled to exercise every power and right of, Avista Corp. under the Indenture. (Indenture, Secs. 1001, 1002 and 1003)

For purposes of the Indenture, the conveyance, transfer or lease by Avista Corp. of all of its facilities (a) for the generation of electric energy, (b) for the transmission of electric energy, (c) for the distribution of electric energy and/or natural gas, in each case considered alone, (d) all of its facilities described in clauses (a) and (b), considered together, or (e) all of its facilities described in clauses (b) and (c), considered together, will in no event be deemed to constitute a conveyance or other transfer of all the properties of Avista Corp., as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, Avista Corp. owns no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased.

The Indenture will not prevent or restrict:

•	any consolidation or merger after the consummation of which Avista Corp. would be the surviving or resulting entity or

•	any conveyance or other transfer, or lease, of any part of the properties of Avista Corp. which does not constitute the entirety, or substantially the entirety, thereof. (Indenture, Sec. 1004)

If Avista Corp. conveys or otherwise transfers any part of its properties which does not constitute the entirety, or substantially the entirety, thereof to another Person meeting the requirements set forth in the first paragraph under this heading, and if:

•	such transferee expressly assumes the due and punctual payment of the principal of and premium, if any, and interest, if any, on all Indenture Securities then outstanding and the performance and observance of every covenant and condition of the Indenture to be performed or observed by Avista Corp. and

•	there is delivered to the Indenture Trustee an independent expert’s certificate (i) describing the property so conveyed or transferred and identifying the same as facilities for the generation, transmission or distribution of electric energy or for the storage, transportation or distribution of natural gas and (ii) stating that the aggregate principal amount of the Indenture Securities then outstanding does not exceed 70% of the fair value of such property, then Avista Corp. would be released and discharged from all obligations and covenants under the Indenture and on all Indenture Securities then outstanding unless Avista Corp. elects to waive such release and discharge. In such event, the transferee would succeed to, and be substituted for, and would be entitled to exercise every right and power of, Avista Corp. under the Indenture. (Indenture, Sec. 1005)

Modification of Indenture

Modifications Without Consent

Avista Corp. and the Indenture Trustee may enter into one or more supplemental indentures, without the consent of any Holders, for any of the following purposes:

•	to evidence the succession of another Person to Avista Corp. and the assumption by any such successor of the covenants of Avista Corp. in the Indenture and in the Indenture Securities;

•	to add one or more covenants of Avista Corp. or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or to surrender any right or power conferred upon Avista Corp. by the Indenture;

•	to change or eliminate any provisions of the Indenture or to add any new provisions to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series or Tranche in any material respect, such change, elimination or addition will become effective with respect to such series or Tranche only when no Indenture Security of such series or Tranche remains outstanding;

•	to provide collateral security for the Indenture Securities or any series thereof;

•	to establish the form or terms of the Indenture Securities of any series or Tranche as permitted by the Indenture;

•	to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Indenture Securities of one or more series;

•	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or Tranche of, the Indenture Securities; or

•	to change any place or places where (a) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities, or any Tranche thereof, will be payable, (b) all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for registration of transfer, (c) all or any series of Indenture Securities, or any Tranche thereof, may be surrendered for exchange and (d) notices and demands to or upon Avista Corp. in respect of all or any series of Indenture Securities, or any Tranche thereof, and the Indenture may be served; or

•	to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, to make any other changes to the provisions thereof or to add any other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of any series or Tranche in any material respect.

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and Avista Corp. and the Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Indenture, Sec. 1101)

Modifications Requiring Consent

Except as provided above, the consent of the Holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding, considered as one class is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all Tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security other than pursuant to the terms thereof, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security;

•	reduce the percentage in principal amount of the outstanding Indenture Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences;

•	reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Indenture Security of such series or Tranche; or

•	modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, or any Tranche thereof, without the consent of the Holder of each outstanding Indenture Security of such series or Tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Holders of, or which is to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series, or one or more Tranches thereof, or modifies the rights of the Holders of such series or Tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of any other series or Tranche.

If the supplemental indenture or other document establishing any series or Tranche of Indenture Securities so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the Holders of such Indenture Securities will be deemed to have consented, by virtue of their purchase of such Indenture Securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document. No Act of such Holders will be required to evidence such consent and such consent may be counted in the determination of whether the Holders of the requested principal amount of Indenture Securities have consented to such supplemental indenture. (Indenture, Sec. 1102)

Duties of the Indenture Trustee; Resignation; Removal

The Indenture Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder, unless such Holder offers it reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Indenture, Secs. 801 and 803)

The Indenture Trustee may resign at any time with respect to the Indenture Securities of one or more series by giving written notice thereof to Avista Corp. or may be removed at any time with respect to the Indenture Securities of one or more series by Act of the Holders of a majority in principal amount of the outstanding Indenture Securities of such series delivered to the Indenture Trustee and Avista Corp. No resignation or removal of the Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if Avista Corp. has delivered to the Indenture Trustee with respect to one or more series a resolution of its Board of Directors appointing a successor trustee with respect to that or those series and such successor has accepted such appointment in accordance with the terms of the Indenture, the Indenture Trustee with respect to that or those series will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Indenture, Sec. 810)

Evidence of Compliance

Compliance with the Indenture provisions is evidenced by written statements of Avista Corp. officers or persons selected or paid by Avista Corp. In certain cases, Avista Corp. must furnish opinions of counsel and certifications of an engineer, appraiser or other expert (who in some cases must be independent). In addition, the Indenture requires that Avista Corp. give the Indenture Trustee, not less than annually, a brief statement as to Avista Corp.’s compliance with the conditions and covenants under the Indenture.

Governing Law

The Indenture and the Indenture Securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, shall be applicable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. Avista Corp. files annual, quarterly and special reports, proxy statements and other documents with the SEC (File No. 1-3701). These documents contain important business and financial information. You may read and copy any materials Avista Corp. files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Avista Corp.’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. However, information on this website does not constitute a part of this prospectus.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. We are incorporating into this prospectus by reference:

•	Avista Corp.’s most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act and

•	all other documents filed by Avista Corp. with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of Avista Corp.’s most recent Annual Report and prior to the termination of the offering made by this prospectus, and all of those documents are deemed to be a part of this prospectus from the date of filing such documents. We refer to the documents incorporated into this prospectus by reference as the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this prospectus (if such Incorporated Document was filed prior to the date of this prospectus) in any prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this prospectus are:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003; and

•	Current Reports on Form 8-K, filed on April 11, June 27, July 22 and July 30 (excluding the information furnished in Item 12 thereof, which is not deemed filed and which is not incorporated by reference herein), 2003.

You may request any of these filings, at no cost, by contacting us at the address or telephone number provided on page 2 of this prospectus. Avista Corp. maintains an Internet site at http://www.avistacorp.com which contains information concerning Avista Corp. and its affiliates. The information contained at Avista Corp.’s Internet site is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

PLAN OF DISTRIBUTION

Avista Corp. may sell the Debt Securities in any of four ways: (a) directly to a limited number of institutional purchasers or to a single purchaser, (b) through agents, (c) through underwriters or (d) through dealers. The applicable prospectus supplement relating to each series of Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any such agents, underwriters or dealers, the purchase price of such Debt Securities and the net proceeds to Avista Corp. from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If Avista Corp. uses underwriters to sell Debt Securities, the underwriters will acquire such Debt Securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement relating to a series of Debt Securities, the obligations of any underwriter or underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and such underwriter or underwriters will be obligated to purchase all of such Debt Securities if any are purchased, except that, in certain cases involving a default by one or more underwriters, less than all of such Debt Securities may be purchased.

If an agent of Avista Corp. is used in any sale of a series of Debt Securities, any commissions payable by Avista Corp. to such agent will be set forth in the applicable prospectus supplement relating to such Debt Securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters, dealers or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”). Agents, underwriters and dealers may be entitled under agreements entered into with Avista Corp. to indemnification by Avista Corp. against certain liabilities, including liabilities under the Securities Act.

Subject to market conditions, Avista Corp. may offer up to $50 million of Bonds in an underwritten transaction or transactions in the third or fourth quarter of 2003 for the purpose of refunding higher-cost debt. In such event, the underwriters would be identified, and the principal terms of the underwriting arrangement, including underwriter’s compensation would be described, in the applicable prospectus supplement.

The agents, underwriters and dealers and/or certain of their affiliates may engage in transactions with and perform services for Avista Corp. and certain of its affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the Debt Securities and certain other matters of New York law and matters of federal securities law will be passed upon for Avista Corp. by Dewey Ballantine LLP, counsel to Avista Corp. The authorization of the Debt Securities by Avista Corp. and certain other matters of Washington law, as well as the authorization of the Debt Securities by the public utility regulatory commissions under Washington, Idaho, Montana, Oregon and California law, will be passed upon for Avista Corp. by Heller Ehrman White & McAuliffe LLP, counsel for Avista Corp. The validity of the Debt Securities will be passed upon for any underwriters or agents by Sullivan & Cromwell LLP. In giving their opinions Dewey Ballantine LLP and Sullivan & Cromwell LLP may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Heller Ehrman White & McAuliffe LLP.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Avista Corp.’s most recent Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

Item 16.	Exhibits.

Reference is made to the Exhibit Index on p. II- 3 hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 19th day of August, 2003.

AVISTA CORPORATION

By	/s/ MALYN K. MALQUIST
Malyn K. Malquist Senior Vice President and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature			Title		Date

* Gary G. Ely Chairman of the Board President and Principal Executive Officer			Principal Executive Officer	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
/s/ MALYN K. MALQUIST Malyn K. Malquist Senior Vice President and Principal Financial Officer			Principal Financial and Accounting Officer
* Erik J. Anderson		) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
* Kristianne Blake
* David A. Clack					August 19, 2003
* Roy Lewis Eiguren
Jack W. Gustavel			Director
* John F. Kelly
* Jessie J. Knight, Jr.
* Lura J. Powell, Ph.D.

* R. John Taylor

*By:	/s/ DAVID J. MEYER David J. Meyer Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

1	Form of Underwriting Agreement for offering of debt securities.

4(a)	Mortgage and Deed of Trust dated as of June 1, 1939, by and among Avista Corporation and Citibank, N.A., as Trustee (filed with registration number 2-4077 B-3).

4(a)(1)	First Supplemental Indenture to the Mortgage, dated as of October 1, 1952 (filed with registration number 2-9812 4(c)).

4(a)(2)	Second Supplemental Indenture to the Mortgage, dated as of May 1, 1953 (filed with registration number 2-60728 2(b)-2).

4(a)(3)	Third Supplemental Indenture to the Mortgage, dated as of December 1, 1955 (filed with registration number 2-13421 4(b)-3).

4(a)(4)	Fourth Supplemental Indenture to the Mortgage, dated as of March 15, 1957 (filed with registration number 2-13421 4(b)-4).

4(a)(5)	Fifth Supplemental Indenture to the Mortgage, dated as of July 1, 1957 (filed with registration number 2-60728 2(b)-5).

4(a)(6)	Sixth Supplemental Indenture to the Mortgage, dated as of January 1, 1958 (filed with registration number 2-60728 2(b)-6).

4(a)(7)	Seventh Supplemental Indenture to the Mortgage, dated as of August 1, 1958 (filed with registration number 2-60728 2(b)-7).

4(a)(8)	Eighth Supplemental Indenture to the Mortgage, dated as of January 1, 1959 (filed with registration number 2-60728 2(b)-8).

4(a)(9)	Ninth Supplemental Indenture to the Mortgage, dated as of January 1, 1960 (filed with registration number 2-60728 2(b)-9).

4(a)(10)	Tenth Supplemental Indenture to the Mortgage, dated as of April 1, 1964 (filed with registration number 2-60728 2(b)-10).

4(a)(11)	Eleventh Supplemental Indenture to the Mortgage, dated as of March 1, 1965 (filed with registration number 2-60728 2(b)-11).

4(a)(12)	Twelfth Supplemental Indenture to the Mortgage, dated as of May 1, 1966 (filed with registration number 2-60728 2(b)-12).

4(a)(13)	Thirteenth Supplemental Indenture to the Mortgage, dated as of August 1, 1966 (filed with registration number 2-60728 2(b)-13).

4(a)(14)	Fourteenth Supplemental Indenture to the Mortgage, dated as of April 1, 1970 (filed with registration number 2-60728 2(b)-14).

4(a)(15)	Fifteenth Supplemental Indenture to the Mortgage, dated as of May 1, 1973 (filed with registration number 2-60728 2(b)-15).

4(a)(16)	Sixteenth Supplemental Indenture to the Mortgage, dated as of February 1, 1975 (filed with registration number 2-60728 2(b)-16).

4(a)(17)	Seventeenth Supplemental Indenture to the Mortgage, dated as of November 1, 1976 (filed with registration number 2-60728 2(b)-17).

4(a)(18)	Eighteenth Supplemental Indenture to the Mortgage, dated as of June 1, 1980 (filed with registration number 2-69080 2(b)-18).

4(a)(19)	Nineteenth Supplemental Indenture to the Mortgage, dated as of January 1, 1981 (filed with registration number 1-3701 (1980 Form 10-K) 4(a)-20).

4(a)(20)	Twentieth Supplemental Indenture to the Mortgage, dated as of August 1, 1982 (filed with registration number 2-79571 4(a)-21).

4(a)(21)	Twenty-first Supplemental Indenture to the Mortgage, dated as of September 1, 1983 (filed with registration number 1-3701 (Form 8-K dated September 20, 1983) 4(a)-22).

4(a)(22)	Twenty-second Supplemental Indenture to the Mortgage, dated as of March 1, 1984 (filed with registration number 2-94816 4(a)-23).

4(a)(23)	Twenty-third Supplemental Indenture to the Mortgage, dated as of December 1, 1986 (filed with registration number 1-3701 (1986 Form 10-K) 4(a)-24).

4(a)(24)	Twenty-fourth Supplemental Indenture to the Mortgage, dated as of January 1, 1988 (filed with registration number 1-3701 (1987 Form 10-K) 4(a)-25).

4(a)(25)	Twenty-fifth Supplemental Indenture to the Mortgage, dated as of October 1, 1989 (filed with registration number 1-3701 (1989 Form 10-K) 4(a)-26).

4(a)(26)	Twenty-sixth Supplemental Indenture to the Mortgage, dated as of April 1, 1993 (filed with registration number 33-51669 4(a)-27).

4(a)(27)	Twenty-seventh Supplemental Indenture to the Mortgage, dated as of January 1, 1994 (filed with registration number 1-3701 (1993 Form 10-K) 4(a)-28).

4(a)(28)	Twenty-eighth Supplemental Indenture to the Mortgage, dated as of September 1, 2001 (filed with registration number 1-3701 (2001 Form 10-K) 4(a)-29).

4(a)(29)	Twenty-ninth Supplemental Indenture to the Mortgage, dated as of December 1, 2001 (filed with registration number 333-82502 4(b)).

4(a)(30)	Thirtieth Supplemental Indenture to the Mortgage, dated as of May 1, 2002 (filed with registration number 1-3701 (June 30, 2002 Form 10-Q) 4(f)).

4(b)**	Thirty-first Supplemental Indenture to the Mortgage.

4(c)**	Form of Supplemental Indenture to the Mortgage.

4(d)	Indenture, dated as of April 1, 1998, between Avista Corporation, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee (filed with Registration number 333-82165).

4(e)**	Form of Officer’s Certificate to be used in connection with an underwritten public offering of Debt Securities.

5(a)**	Opinion and Consent of Heller Ehrman White & McAuliffe LLP.

5(b)**	Opinion and Consent of Dewey Ballantine LLP.

23(a)**	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 5(a)).

23(b)**	Consent of Dewey Ballantine LLP (contained in Exhibit 5(b)).

23(c)	Consent of Deloitte & Touche LLP.

24**	Power of Attorney.

25(a)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, as Trustee under the Indenture.

25(b)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Citibank, N.A., as Trustee under the Mortgage and Deed of Trust.

**	Previously filed with the original Registration Statement filed with the Securities and Exchange Commission on June 25, 2003.